EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE
Cheniere Partners Reports Second Quarter 2026 Results and Reconfirms Full Year 2026 Distribution Guidance
HOUSTON--(BUSINESS WIRE)-- Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE: CQP) today announced its financial results for second quarter 2026.
HIGHLIGHTS
•During the three and six months ended June 30, 2026, Cheniere Partners generated revenues of $2.6 billion and $6.2 billion, net income of $1.2 billion and $1.3 billion, and Adjusted EBITDA1 of $1.0 billion and $2.2 billion, respectively.
•With respect to the second quarter of 2026, Cheniere Partners declared a cash distribution of $0.820 per common unit to unitholders of record as of August 7, 2026, comprised of a base amount equal to $0.775 and a variable amount equal to $0.045. The common unit distribution and the related general partner distribution will be paid on August 14, 2026.
•Reconfirming full year 2026 distribution guidance of $3.10 - $3.40 per common unit, maintaining a base distribution of $3.10 per common unit.
•In May 2026, Sabine Pass Liquefaction Stage V, LLC entered into a lump sum, turnkey, engineering, procurement and construction (“EPC”) contract with Bechtel Energy, Inc. (“Bechtel”) for the first phase of the SPL Expansion Project (defined below) and has released Bechtel to commence early engineering and procurement under a limited notice to proceed (“LNTP”).
•
2026 FULL YEAR DISTRIBUTION GUIDANCE

2026
Distribution per Unit	$3.10	-	$3.40

SUMMARY AND REVIEW OF FINANCIAL RESULTS

(in millions, except LNG data)	Three Months Ended June 30,			Six Months Ended June 30,
	2026	2025	% Change	2026	2025	% Change
Revenues	$2,583	$2,455	5%	$6,183	$5,444	14%
Net income	$1,161	$553	110%	$1,347	$1,194	13%
Adjusted EBITDA[1]	$983	$726	35%	$2,158	$1,764	22%
LNG exported:
Number of cargoes	108	98	10%	220	210	5%
Volumes (TBtu)	396	352	13%	808	758	7%
LNG volumes loaded and recognized (TBtu)	396	351	13%	809	756	7%
Net income increased approximately $608 million and $153 million during the three and six months ended June 30, 2026, respectively, as compared to the corresponding 2025 periods. The increases were primarily driven by higher total margins per MMBtu of liquefied natural gas (“LNG”) delivered, primarily due to higher volumes recognized in income. The increase for the three months ended June 30, 2026 was also attributable to approximately $367 million
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1 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.

of favorable variances related to changes in the fair value of our derivative instruments, including those impacts related to our long-term Integrated Production Marketing (“IPM”) agreements, while reported net income for the six months ended June 30, 2026 reflected $233 million of unfavorable variances related to these changes in fair value.
Adjusted EBITDA1 increased by approximately $257 million and $394 million during the three and six months ended June 30, 2026, respectively, primarily driven by higher total margins per MMBtu of LNG delivered, primarily driven by higher volumes recognized in income.
During the three and six months ended June 30, 2026, we recognized in income 396 and 809 TBtu, respectively, of LNG loaded from the SPL Project (defined below).

Capital Resources
The table below provides a summary of our available liquidity (in millions) as of June 30, 2026:

June 30, 2026
Cash and cash equivalents	$443
Restricted cash and cash equivalents	23
Available commitments under our credit facilities(1):
Sabine Pass Liquefaction, LLC (“SPL”) Revolving Credit Facility	871
Cheniere Partners Revolving Credit Facility	1,000
Total available commitments under our credit facilities	1,871

Total available liquidity	$2,337
(1) Available commitments represent total commitments less loans outstanding and letters of credit issued under each of our credit facilities as of June 30, 2026.
Recent Key Financial Transactions and Updates
In June 2026, we issued $1.0 billion aggregate principal amount of 5.350% Senior Notes due 2036 and $750 million aggregate principal amount of 6.050% Senior Notes due 2056, and a portion of the net proceeds were used to fully redeem $1.5 billion aggregate principal amount of SPL’s 5.00% Senior Secured Notes due 2027, as well as for general corporate purposes, including funding a portion of the LNTP related to the first phase of the SPL Expansion Project.

SABINE PASS OVERVIEW
We own natural gas liquefaction facilities with total production capacity of over 30 million tonnes per annum (“mtpa”) of LNG at the Sabine Pass LNG terminal in Cameron Parish, Louisiana (the “SPL Project”).
As of July 31, 2026, over 3,460 cumulative LNG cargoes totaling approximately 240 million tonnes of LNG have been produced, loaded, and exported from the SPL Project.
SPL Expansion Project
We are developing an expansion adjacent to the SPL Project with an expected total peak production capacity of up to approximately 20 mtpa of LNG (the “SPL Expansion Project”), inclusive of estimated debottlenecking opportunities. We expect to execute the SPL Expansion Project in a phased approach, and a positive Final Investment Decision (FID) is subject to, among other things, receipt of necessary regulatory approvals and acceptable commercial and financing arrangements. The Federal Energy Regulatory Commission (FERC) application for authorization to site, construct and operate the SPL Expansion Project, as well as the Department of Energy (DOE) application authorizing the export of LNG to non-free trade agreement countries, remain pending. In May 2026, the lump sum, turnkey EPC contract with Bechtel for the first phase of the SPL Expansion Project was signed, and Bechtel was released to commence early engineering and procurement under a LNTP. The first phase includes a single train, Train 7, and a boil-off gas re-liquefaction unit, along with supporting infrastructure and tie-ins to the existing Sabine Pass LNG terminal, and has an expected total production capacity of over 6 mtpa of LNG, inclusive of estimated debottlenecking opportunities.
DISTRIBUTIONS TO UNITHOLDERS
In July 2026, we declared a cash distribution of $0.820 per common unit to unitholders of record as of August 7, 2026, comprised of a base amount equal to $0.775 ($3.10 annualized) and a variable amount equal to $0.045, which takes into consideration, among other things, amounts reserved for annual debt repayment and capital allocation goals, anticipated capital expenditures to be funded with cash, and cash reserves to provide for the proper conduct of the business. The common unit distribution and the related general partner distribution will be paid on August 14, 2026.

INVESTOR CONFERENCE CALL AND WEBCAST
Cheniere Energy, Inc. (NYSE: LNG) will host a conference call to discuss its financial and operating results for the second quarter on Thursday, August 6, 2026, at 11 a.m. Eastern time / 10 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website. The call and accompanying slide presentation will include financial and operating results or other information regarding Cheniere Partners.

About Cheniere Partners
Cheniere Partners owns the Sabine Pass LNG terminal located in Cameron Parish, Louisiana, which has natural gas liquefaction facilities with a total production capacity of over 30 mtpa of LNG, inclusive of debottlenecking opportunities. The Sabine Pass LNG terminal also has operational regasification facilities that include five LNG storage tanks, vaporizers, and three marine berths. Cheniere Partners also owns the Creole Trail Pipeline, which interconnects the Sabine Pass LNG terminal with a number of large interstate and intrastate pipelines.

For additional information, please refer to the Cheniere Partners website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, filed with the Securities and Exchange Commission.

Use of Non-GAAP Financial Measures
In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains a non-GAAP financial measure. Adjusted EBITDA is a non-GAAP financial measure that is used to facilitate comparisons of operating performance across periods. This non-GAAP measure should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP, and the reconciliation from these results should be carefully evaluated.

Non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or in lieu of an analysis of our results as reported under GAAP and should be evaluated only on a supplementary basis.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements.” All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Partners’ financial and operational guidance, business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding Cheniere Partners’ anticipated quarterly distributions and ability to make quarterly distributions at the base amount or any amount, (iii) statements regarding regulatory authorization and approval expectations, (iv) statements expressing beliefs and expectations regarding the development of Cheniere Partners’ LNG terminal and liquefaction business, (v) statements regarding the business operations and prospects of third-parties, (vi) statements regarding potential financing arrangements, (vii) statements regarding future discussions and entry into contracts, and (viii) statements relating to our goals, commitments and strategies in relation to environmental matters. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

 (Financial Tables Follow)

Cheniere Energy Partners, L.P.
Consolidated Statements of Operations
(in millions, except per unit data)(1)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Revenues
LNG revenues	$1,902	$1,857	$4,605	$4,124
LNG revenues—affiliate	631	549	1,477	1,220
Regasification revenues	34	34	68	68
Other revenues	16	15	33	32
Total revenues	2,583	2,455	6,183	5,444

Operating costs and expenses
Cost of sales (excluding operating and maintenance expense and depreciation and amortization expense shown separately below)(2)	765	1,196	3,481	2,899
Cost of sales—affiliate	—	—	46	—
Operating and maintenance expense	230	289	456	492
Operating and maintenance expense—affiliate	45	42	93	86
Operating and maintenance expense—related party	—	13	—	28
General and administrative expense	3	2	6	6
General and administrative expense—affiliate	23	24	47	47
Depreciation and amortization expense	174	171	348	342
Other operating costs and expenses	2	2	4	2
Other operating costs and expenses—affiliate	1	1	1	1
Total operating costs and expenses	1,243	1,740	4,482	3,903

Income from operations	1,340	715	1,701	1,541

Other income (expense)
Interest expense, net of capitalized interest	(183)	(188)	(364)	(378)
Other income, net	2	4	7	9
Other income—affiliate	2	22	3	22
Total other expense	(179)	(162)	(354)	(347)

Net income	$1,161	$553	$1,347	$1,194

Basic and diluted net income per common unit(1)	$2.14	$0.91	$2.33	$1.99

Weighted average basic and diluted number of common units outstanding	484	484	484	484

(1)Please refer to the Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, filed with the Securities and Exchange Commission.
(2)Cost of sales includes approximately $526 million of gains and $115 million of losses from changes in the fair value of commodity derivatives prior to contractual delivery or termination, primarily related to non-cash changes in the fair value of our long-term IPM agreements during the three and six months ended June 30, 2026 prior to the normal purchases and normal sales (“NPNS”) designation, respectively, as compared to $159 million and $119 million of gains in the corresponding 2025 periods, respectively.

Cheniere Energy Partners, L.P.
Consolidated Balance Sheets
(in millions, except unit data) (1)
(unaudited)

	June 30,	December 31,
	2026	2025
ASSETS
Current assets
Cash and cash equivalents	$443	$182
Restricted cash and cash equivalents	23	19
Trade and other receivables, net of current expected credit losses	349	511
Trade and other receivables—affiliate	296	238
Advances to affiliates	165	145
Inventory	165	180
Prepaid expenses	62	42
Other current assets, net	16	21
Other current assets—affiliate	1	—
Total current assets	1,520	1,338

Property, plant and equipment, net of accumulated depreciation	15,034	15,259
Operating lease assets	74	76
Deferred NPNS assets	669	—
Derivative assets	5	541
Other non-current assets, net	377	223
Total assets	$17,679	$17,437

LIABILITIES AND PARTNERS’ EQUITY
Current liabilities
Accounts payable	$82	$53
Accrued liabilities	693	990
Current debt, net of unamortized discount and debt issuance costs	109	306
Due to affiliates	43	57
Deferred revenue	102	119
Current portion of deferred NPNS liabilities	103	—
Current derivative liabilities	93	164
Other current liabilities	12	15
Other current liabilities—affiliate	5	4
Total current liabilities	1,242	1,708

Long-term debt, net of unamortized discount and debt issuance costs	14,335	14,161
Deferred NPNS liabilities	1,081	—
Derivative liabilities	27	900
Other non-current liabilities	221	231
Other non-current liabilities—affiliate	19	23
Total liabilities	16,925	17,023

Partners’ equity
Common unitholders’ interest (484 million units issued and outstanding at both June 30, 2026 and December 31, 2025)	3,692	3,156
General partner’s interest (2% interest with 10 million units issued and outstanding at both June 30, 2026 and December 31, 2025)	(2,938)	(2,742)
Total partners’ equity	754	414
Total liabilities and partners’ equity	$17,679	$17,437

(1)Please refer to the Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, filed with the Securities and Exchange Commission.

Reconciliation of Non-GAAP Measures
Regulation G Reconciliations
Adjusted EBITDA
The following table reconciles our Adjusted EBITDA to U.S. GAAP results for the three and six months ended June 30, 2026 and 2025 (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income	$1,161	$553	$1,347	$1,194
Interest expense, net of capitalized interest	183	188	364	378
Other income, net	(2)	(4)	(7)	(9)
Other income—affiliate	(2)	(22)	(3)	(22)
Income from operations	$1,340	$715	$1,701	$1,541
Adjustments to reconcile income from operations to Adjusted EBITDA:
Depreciation and amortization expense	174	171	348	342
Loss (gain) from changes in fair value of commodity derivatives, net (1)	(526)	(160)	114	(119)
Amortization of deferred NPNS assets and liabilities	(5)	—	(5)	—
Adjusted EBITDA	$983	$726	$2,158	$1,764

(1) Change in fair value of commodity derivatives prior to contractual delivery or termination, primarily related to non-cash changes in the fair value of our long-term IPM agreements.
Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our Consolidated Financial Statements to assess the financial performance of our assets without regard to financing methods, capital structures, or historical cost basis. Adjusted EBITDA is not intended to represent cash flows from operations or net income as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.
We believe Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of financial and operating performance.
Adjusted EBITDA is calculated by taking net income before interest expense, net of capitalized interest, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, impairment expense, gain or loss on disposal of assets, changes in the fair value of our commodity derivatives prior to contractual delivery or termination, and amortization of deferred NPNS assets and liabilities. Changes in the fair value of commodity derivatives and amortization of deferred NPNS assets and liabilities are considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of the related item economically hedged. We believe the exclusion of these items enables investors and other users of our financial information to assess our sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance.

Contacts
Cheniere Partners

Investors
Randy Bhatia	713-375-5479
Frances Smith	713-375-5753

Media Relations
Randy Bhatia	713-375-5479
Bernardo Fallas	713-375-5593